Exhibit 10.9

CREDIT AGREEMENT

(LETTER OF CREDIT)

This Agreement (the “Agreement”) is made and entered into as of November 4, 2005, by and between BANK OF THE WEST (the “Bank”) and DIEDRICH COFFEE, INC. (the “Borrower”), on the terms and conditions that follow:

SECTION 1

DEFINITIONS

1.1	Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

1.1.1	“Business Day”: shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

1.1.2	“Collateral”: shall mean the property described in Section 3, together with any other personal or real property in which the Bank may be granted a lien or security interest to secure payment of the Obligations.

1.1.3	“Environmental Claims”: shall mean all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for Discharge or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, Discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

1.1.4	“Environmental Laws”: shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

1.1.5	“Environmental Permits”: shall have the meaning provided in Section 5.11 hereof.

1.1.6	“ERISA”: shall mean the Employee Retirement income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

1.1.7	“Event of Default”: shall have the meaning set forth in Section 7.

1.1.8	“Expiration Date”: shall mean October 15, 2006, or the date of termination of the Bank’s commitment to lend under this Agreement pursuant to Section 8, whichever shall occur first.

1.1.9	“Hazardous Materials”: shall mean all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

1.1.10	“Letter of Credit Facility”: shall mean the credit facility described as such in Section 2.

1.1.11	“Obligations”: shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of any loans or advances.

1.1.12	“Ordinary Course of Business”: shall mean, with respect to any transaction involving the Borrower or any of its subsidiaries or affiliates, the ordinary course of the Borrower’s business, as conducted by the Borrower in accordance with past practice and undertaken by the Borrower in good faith and not for the purpose of evading any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

1.2	Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect on July 1, 2001 and from time to time thereafter.

SECTION 2

CREDIT FACILITIES

2.1	LETTER OF CREDIT FACILITY

2.1.1	Letter of Credit Facility: The Bank agrees to issue standby letters of credit (each a “Letter of Credit”) on behalf of the Borrower of Up to $750,000.00.

For the purposes hereof, any Letters of Credit issued and outstanding for the account of the Borrower as of the date hereof shall be deemed to be issued hereunder.

(i)	Upon the Bank’s request, the Borrower shall promptly pay to the Bank issuance fees and such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit

(ii)	The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date of the Letter of Credit Facility and no Letter of Credit shall expire on a date which is more than 90 days after the Expiration Date.

(iii)	Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

(iv)	Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank’s standard form of application for issuance of a Letter of Credit with proper insertions.

(v)	The Borrower shall, upon the Bank’s request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank’s compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit

2.2	Late Payment: In addition to any other rights the Bank may have hereunder, if any payment of principal or interest or any portion thereof, under this Agreement is not paid within 15 days of when due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

SECTION 3

COLLATERAL

3.1	The Collateral: To secure payment and performance of all the Borrower’s Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property (“Collateral”):

(i)	Deposit Accounts. Account No(s). maintained with BANK OF THE WEST and all substitutions thereof, together with all interest accruing thereunder and therefrom.

The Bank’s security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.

Borrower hereby consents to and instructs Bank to file financing statements in all locations deemed appropriate by the Bank from time to time.

The security interest granted to Bank in the Collateral shall not secure or be deemed to secure any indebtedness of the Borrower to the Bank which is, at the time of its creation, subject to the provisions of any state or federal consumer credit or truth-in-lending disclosure statutes.

SECTION 4

CONDITIONS PRECEDENT

4.1	Conditions Precedent: The obligation of the Bank to make the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such first extension of credit all of the following, in form and substance satisfactory to the Bank:

(i)	Authority to Borrow. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

(ii)	Miscellaneous. Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

4.2	Conditions Precedent to All Extensions of Credit: The obligation of the Bank to make each advance or each other extension of credit, as the case may be, to or on account of the Borrower (including the initial advance or the first extension of credit) shall be subject to the further conditions precedent that, on the date of each advance or each extension of credit and after the making of such advance or extension of credit:

(i)	Reporting Requirements. The Bank shall have received the documents set forth in Section 6.1.

(ii)	Subsequent Approvals. The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

(iii)	Representations and Warranties. The representations contained in Section 5 and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete.

(iv)	Event of Default. No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

(v)	Collateral. The security interest in the Collateral has been duly authorized, created and perfected with first priority and is in full force and effect.

The Borrower’s acceptance of the proceeds of any loan, advance or extension of credit or the Borrower’s execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower’s representation and warranty that all of the above statements are true and correct.

SECTION 5

REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

5.1	Status: The Borrower’s correct legal name is as stated in this Agreement and the Borrower is a corporation duly organized and validly existing under the laws of the state of Delaware and with its chief executive office in the state of California and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower’s rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

5.2	Authority: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

5.3	Legal Effect: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

5.4	Fictitious Trade Styles: There are no fictitious trade styles, fictitious trade names, assumed business names or trade names (defined herein as “Trade Name”) used by the Borrower in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described herein or prior to using any other Trade Name at any future date, indicating the Trade Name and State(s) of its use.

5.5	Financial Statements: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct, consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower’s financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

5.6	Litigation: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower’s properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower’s financial condition or operations or on the Collateral.

5.7	Title to Assets: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person.

5.8	ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

5.9	Taxes: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

5.10	Margin Stock. The proceeds of any loan or advance hereunder will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

5.11	Environmental Compliance. The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) the Borrower does not have any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

SECTION 6

COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

6.1	Reporting and Certification Requirements: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

(i)	Not later than 120 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s 10-K for such year.

(ii)	Not later than 60 days after the end of each fiscal quarter, a copy of the Borrower’s 10-Q for such quarter.

(iii)	Promptly upon the Bank’s request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

6.2	Preservation of Existence; Compliance with Applicable Laws: Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

6.3	Maintenance of Insurance: Keep and maintain the Collateral insured for not less than its full replacement value against all risks of loss and damage and maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintains such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank.

With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days’ prior written notice to the Bank. Upon the Bank’s request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

6.4	Payment of Obligations and Taxes: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower’s issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

6.5	Depository Relationships: Maintain its primary business depository relationship with Bank, including general, operating and administrative deposit accounts and cash management services.

6.6	Inspection Rights and Accounting Records: The Borrower will maintain adequate books and records in accordance with generally accepted accounting principles consistently applied and in a manner otherwise acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower’s expense, the amount of which shall be payable immediately upon demand.

6.7	Change in Nature of Business: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

6.8	Maintenance of Jurisdiction: Borrower shall maintain the jurisdiction of its organization and chief executive office, or if applicable, principal residence, as set forth herein and not change such jurisdiction name or form of organization without 30 days prior written notice to Bank.

6.9	Compensation of Employees: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

6.10	Notice: Give the Bank prompt written, notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party or which affects the Collateral; (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower, and (iv) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its properties.

6.11	Environmental Compliance: The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower’s sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

SECTION 7

EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an “Event of Default”) under this Agreement:

7.1	Non-Payment: Any Borrower shall fail to pay the principal amount of any Obligations when due or interest on the Obligations within 5 days of when due.

7.2	Performance Under This Agreement: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement or any other document or agreement executed by the Borrower with or in favor of Bank and any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

7.3	Representations and Warranties; Financial Statements: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

7.4	Other Agreements: lf there is a default under any agreement to which Borrower is a party with Bank or with a third party or parties resulting in a right by the Bank or by such third party or parties, whether or not exercised, to accelerate the maturity of any indebtedness.

7.5

Insolvency: The Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or substantial part of the Borrower’s or guarantor’s properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

7.6	Execution: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

7.7	Suspension: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower’s business as now conducted.

7.8	Material Adverse Change: If there occurs a material adverse change in the Borrower’s business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or there is a material impairment of the value or priority of the Bank’s security interest in the Collateral, or if a Borrower who is a natural person shall die.

7.9	Impairment of Collateral. There shall occur any injury or damage to all or any part of the Collateral or all or any part of the Collateral shall be lost, stolen or destroyed.

SECTION 8

REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

8.1	Acceleration: Declare any or all of the Borrower’s indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

8.2	Cease Extending Credit: Cease extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

8.3	Termination: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower’s obligations to the Bank or the Bank’s rights and remedies under this Agreement or under any other document, instrument or agreement

8.4	Letters of Credit: Require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

8.5	Protection of Security Interest: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all expenses and expenditures (including attorneys’ fees) incurred in connection with the foregoing.

8.6	Foreclosure: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower’s records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. The Collateral may be disposed of in its then condition without any preparation or processing. In connection with any disposition of the Collateral, the Bank may disclaim any warranty relating to title, possession or quiet enjoyment. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be immediately paid by the Borrower to the Bank.

8.7	Non-Exclusivity of Remedies: Exercise one or more of the Bank’s rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

8.8	Application of Proceeds: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower’s indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank’s lien in the Collateral, including court costs and reasonable attorneys’ fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrower.

If any non-cash proceeds are received in connection with any sale of Collateral, the Bank shall not apply such non-cash proceeds to the Obligations unless and until such proceeds are converted to such; provided, however, that if such non-cash proceeds are not expected on the date of receipt thereof to be converted to cash within one year after such date, the Bank shall use commercially reasonable efforts to convert such non-cash proceeds to cash within such one year period.

SECTION 9

MISCELLANEOUS

9.1	Default interest Rate: If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Obligations payable under this Agreement at a rate which is 5% in excess of a variable rate per annum equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its Prime Rate and as to which loans may be made by the Bank at, below or above such Prime Rate (the “Prime Rate”). Interest shall be adjusted concurrently with any change in the Prime Rate.

9.2	Reliance and Further Assurances: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank. Borrower agrees to execute all documents and instruments and to perform such acts as the Bank may reasonably deem necessary to confirm and secure to the Bank all rights and remedies conferred upon the Bank by this agreement and all other documents related thereto.

9.3	Attorneys’ Fees: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys’ fees, incurred by Bank in connection with the administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

9.4	Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower:	To the Bank:

DIEDRICH COFFEE, INC.	BANK OF THE WEST
28 Executive Park, Suite 200	Newport Beach Office (CBC)
Irvine, CA 92614	4400 MacArthur Boulevard, Suite 150
Attn: Roger M. Laverty ·	Newport Beach, CA 92660
CEO	Attn: Bruce Young
M.A. Lynch, EVP/CFO	Vice President
FAX: (949) 797-1959

9.5	Waiver: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

9.6	Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

9.7	Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

9.8	Jurisdiction: This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

9.9	Counterparts: This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

9.10	Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

9.11	Entire Agreement and Amendments: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby. This Agreement may be amended only by an instrument in writing signed by the Borrower and the Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:		BORROWER:

BANK OF THE WEST		DIEDRICH COFFEE, INC.

BY:	/s/ Bruce Young	BY:	/s/ Roger M. Laverty
NAME: Bruce Young, Vice President		NAME: Roger M. Laverty, CEO

		BY:	/s/ Martin A. Lynch
NAME: M.A. Lynch, EVP/CFO